------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             --------------------

                               AMENDMENT NO. 22
                                      TO
                                SCHEDULE 14D-9

         Solicitation/Recommendation Statement under Section 14(d)(4)
                    of the Securities Exchange Act of 1934
          (with respect to the Offer by General Dynamics Corporation and Grail Acquisition Corporation)

                             --------------------

                        NEWPORT NEWS SHIPBUILDING INC.
                           (Name of Subject Company)

                        NEWPORT NEWS SHIPBUILDING INC.
                       (Name of Person Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (INCLUDING ASSOCIATED SERIES A PARTICIPATING CUMULATIVE
                       PREFERRED STOCK PURCHASE RIGHTS)
                        (Title of Class of Securities)

                                   652228107
                     (CUSIP Number of Class of Securities)

                           STEPHEN B. CLARKSON, ESQ.
                        NEWPORT NEWS SHIPBUILDING INC.
                            4101 WASHINGTON AVENUE
                            NEWPORT NEWS, VA 23607
                                (757) 380-2000

      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

                             ---------------------

                                With copies to:
                              Richard Hall, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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                                                                             2


          Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereof (the "General Dynamics
Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. Capitalized terms not defined herein have the meanings assigned thereto in the General Dynamics Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION

          Item 8 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

          On August 30, 2001, Northrop Grumman announced that it has extended the Northrop Grumman Offer for all outstanding Shares of the Company from August 30, 2001 to September 13, 2001, at midnight E.D.T.

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             NEWPORT NEWS SHIPBUILDING INC.


                                                By:  /s/ STEPHEN B. CLARKSON
                                                   -----------------------------
                                                   Name:  Stephen B. Clarkson
                                                   Title: Vice President,
                                                          General Counsel and
                                                          Secretary


Dated: August 31, 2001



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                                                                             4

                               INDEX TO EXHIBITS


Exhibit No.                   Description
------------                  --------------

*(a)(1)(A)                    Offer to Purchase dated May 4, 2001 (filed as
                              Exhibit (a)(1)(i) to the Schedule TO of General
                              Dynamics Corporation and Grail Acquisition
                              Corporation filed with the SEC on May 4, 2001
                              (the "General Dynamics Schedule TO") and incorporated herein by reference).

*(a)(1)(B)                    Form of Letter of Transmittal (filed as Exhibit
                              (a)(1)(ii) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(C)                    Form of Notice of Guaranteed Delivery (filed as
                              Exhibit (a)(1)(i) to the General Dynamics
                              Schedule TO and incorporated herein by
                              reference).

*(a)(1)(D)                    Form of Letter to Brokers, Dealers, Commercial
                              Banks, Trust Companies and other Nominees (filed as Exhibit (a)(5)(i) to the General Dynamics
                              Schedule TO and incorporated herein by
                              reference).

*(a)(1)(E)                    Form of Letter to Clients for Use by Brokers,
                              Dealers, Commercial Banks, Trust Companies and other Nominees (filed as Exhibit (a)(5)(ii) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(F)                    Guidelines for Certification of Taxpayer
                              Identification Number on Substitute Form W-9
                              (filed as Exhibit (a)(5)(iii) to the General
                              Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(G)                    Summary Advertisement published on May 4, 2001
                              (filed as Exhibit (a)(5)(v) to the General
                              Dynamics Schedule TO and incorporated herein by reference).

*(a)(2) Letter to stockholders from William P. Fricks dated May 4, 2001.

(a)(3)                        Not Applicable.

(a)(4)                        Not Applicable.

*(a)(5)(A)                    Opinion of Credit Suisse First Boston
                              Corporation dated April 24, 2001 (Included as
                              Annex B hereto).

*(a)(5)(B)                    Information Statement pursuant to Section 14(f)
                              of the Securities Exchange Act (Included as
                              Annex A hereto).

*(a)(5)(C)                    Text of press release issued by the Company,
                              dated May 9, 2001, and letter from Northrop
                              Grumman to the Company, dated May 8, 2001.




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                                                                             5

*(a)(5)(D)                    Complaint filed by Patricia Heinmuller in the
                              Court of Chancery of the State of Delaware, in and for New Castle County, on May 9, 2001 (filed as Exhibit (a)(5)(vii) to Amendment No. 2 to the
                              General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(E)                    Complaint filed by Ellis Investments, Ltd. in
                              the Court of Chancery of the State of Delaware, in and for New Castle County, on May 10, 2001
                              (filed as Exhibit (a)(5)(viii) to Amendment No.
                              2 to the General Dynamics Schedule TO and incorporated herein by reference).


*(a)(5)(F)                    Complaint filed by David Bovie in the Court of
                              Chancery of the State of Delaware, in and for New Castle County, on May 10, 2001 (filed as
                              Exhibit(a)(5)(ix) to Amendment No. 2 to the
                              General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(G)                    Complaint filed by Efrem Weitschner, in the
                              Court of Chancery of the State of Delaware, in and for New Castle County, on May 11, 2001
                              (filed as Exhibit (a)(5)(x) to Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(H)                    Complaint filed by Eric van Gelder, in the Court
                              of Chancery of the State of Delaware, in and for New Castle County, on May 16, 2001 (filed as
                              Exhibit (a)(5)(xi) to Amendment No. 3 to the
                              General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(I)                    Text of press release, dated May 25, 2001 (filed
                              as Exhibit (a)(5)(xii) to General Dynamics'
                              Schedule TO and incorporated herein by
                              reference).

*(a)(5)(J)                    Text of press release issued by General
                              Dynamics, dated June 4, 2001 (filed as Exhibit
                              (a)(5)(xiii) to General Dynamics' Schedule TO and incorporated herein by reference).

*(a)(5)(K)                    Text of press release issued by the Company,
                              dated June 6, 2001 (filed as Exhibit (a)(5)(G) to the Northrop Grumman Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(L)                    Northrop Grumman Schedule 14D-9 filed with the
                              SEC on June 6, 2001 and incorporated herein by reference.

*(a)(5)(M)                    Text of the June 2001, Volume 1 edition of the
                              For Your Benefit Newsletter, issued and
                              distributed by the Company on June 6, 2001.

*(a)(5)(N)                    Text of letter from Kent Kresa to William B.
                              Fricks, dated June 15, 2001 (filed as Exhibit
                              (a)(5)(I) to the Northrop Grumman Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(O)                    Text of press release issued by Northrop
                              Grumman, dated June 21, 2001 (filed as Exhibit
                              (a)(5)(G) to the Northrop Grumman Schedule TO and incorporated herein by reference).

*(a)(5)(P)                    Text of press release issued by General
                              Dynamics, dated June 25, 2001 (filed as Exhibit
                              (a)(5)(xiv) to the General Dynamics Schedule TO and incorporated herein by reference).

*(e)(1) Agreement and Plan of Merger, dated April 24, 2001, among General Dynamics, the Purchaser and the Company (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 25, 2001 and incorporated herein by reference).


*(e)(2) Confidentiality Agreement, dated March 26, 2001, between General Dynamics and the Company (filed as Exhibit (d)(2) to the General Dynamics Schedule TO and incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)                           Not Applicable.


* Previously filed.